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TWIN DISC, INC., ANNOUNCES IMPROVED FIRST - QUARTER FINANCIAL RESULTS

RACINE, WISCONSIN - October 17, 2003 - Twin Disc, Inc. (NYSE: TDI), today reported improved financial results for the fiscal 2004 first quarter ended September 30, 2003. The first quarter of fiscal 2004 represents the third consecutive fiscal quarter with year-over-year improvements in both net sales and earnings, continuing momentum started in fiscal 2003's third quarter.

Net earnings for the quarter ended September 30, 2003 increased to $171,000, or $0.06 per diluted share, compared with a loss of $1,731,000, or $0.62 per diluted share for the same period a year ago. Sales for the first quarter increased four percent to $37,966,000 from $36,521,000 reported a year ago.


Gross margin as a percentage of sales increased from 16.2% to 23.4%. The implementation of cost reduction programs, the restructuring program undertaken in December 2002, and a better product mix, along with the absence of manufacturing inefficiencies and a weaker economy that penalized last year's first quarter, resulted in this year-over-year improvement in financial results.

Revenues in the first quarter were aided by net favorable changes in currency exchange rates compared to the prior year that added approximately $1,600,000 to first quarter sales. In addition, effective in the first quarter, the Company's joint venture agreement governing its subsidiary in Japan was mended. The effect of this change was to reduce sales by $3,100,000 for the quarter ended September 30, 2003, with no effect on net earnings.

Commenting on the results, Chairman and Chief Executive Officer Michael E. Batten said, "Our financial results are off to a good start. We are encouraged by the overall results given where we were last year and that historically the first quarter can be a break-even or loss period.

He continued, "Because of the higher volume of business and the benefits of the restructuring and cost controls, both our total manufacturing and distribution segments experienced improved sales and profits.

"We are extremely pleased with the acceptance of our QuickShiftTM product line for the pleasure craft marine sector which was just introduced about 18 months ago. We are in the process of expanding the offerings in this product line to ten models from three.

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"Along with our improved cash flow, our asset management strengthened our balance sheet as of the end of the quarter. Our receivables were reduced by more than 26% over the prior quarter and inventories increased at about the same level as our sales improvement. Debt, both current and long-term, was also lower than the prior quarter.

"Our backlog of orders to be shipped over the next six months increased to $41 million from the prior quarter's $36 million and we are encouraged by this growth. Because of our ability to improve deliveries in most product segments, we are operating with a smaller backlog than in past years and are responding to shorter lead times in orders. Our transmission business continues to operate with longer lead times.

"As we enter the second quarter and look further into the remainder of the fiscal year, we are encouraged that we have the strategies in place to increase top line growth, control costs and better efficiencies, which bode well for financial improvements for fiscal 2004 compared with the prior year."

Twin Disc designs, manufactures and sells heavy duty off-highway power transmission equipment. Products offered include: marine transmissions and surface drives; power-shift transmissions; power take-offs and reduction gears; industrial clutches; and control systems. The Company sells its products to customers primarily in the marine, industrial equipment, government, energy and natural resources and agricultural markets.

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

                       --Financial Results Follow--
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               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per-share data; unaudited)

                                                   Three Months Ended
                                                     September 30,
	                                          2003            2002
                                                -------         -------
Net sales                                       $37,966         $36,521
Cost of goods sold                               29,070          30,591
                                                -------         -------
     Gross profit                                 8,896           5,930
Marketing, engineering and
     administrative expenses                      8,358           8,319
Interest expense                                    280             308
Other income, net                                  (205)            (41)
                                                -------         -------
Earnings (loss) before income taxes                 463          (2,656)
Income taxes                                        281            (895)
Minority interest                                    11             (30)
                                                -------         -------
     Net earnings (loss)                        $   171         $(1,731)
                                                =======         =======
Net earnings (loss) per share:
     Basic                                      $  0.06         $ (0.62)
     Diluted                                    $  0.06         $ (0.62)

Average shares outstanding:
     Basic                                        2,803           2,808
     Diluted                                      2,839           2,808

Dividends per share                             $ 0.175         $ 0.175

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Contact:      Twin Disc, Inc.
              Christopher J. Eperjesy  (262)638-4343